Exhibit 99.7

ACLARA BIOSCIENCES, INC.

1288 PEAR AVENUE

MOUNTAIN VIEW, CALIFORNIA 94043

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Thomas G. Klopack and Alfred G. Merriweather, or either of them, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of ACLARA BioSciences, Inc. (“ACLARA”) held of record by the undersigned, at the Annual Meeting of Stockholders to be held on December 10, 2004, and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL OR IN THE CASE OF PROPOSAL 2 FOR THE NOMINEES LISTED.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Dear ACLARA Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to ACLARA and the proposed merger transaction which require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. If you have already submitted a proxy or voting direction for the cancelled October 27, 2004 Annual Shareholders Meeting, that proxy or direction form is VOID and you will need to vote again.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach and return it. We appreciate your prompt consideration of these matters.

Sincerely,

ACLARA BioSciences, Inc.

DETACH HERE

☐ Please Mark Here for Address Change or Comments. See Reverse Side.

Management recommends a vote FOR Proposal 1, FOR the Nominees listed in Proposal 2 and FOR Proposal 3.

1.	Approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004, as amended October 18, 2004, by and among ACLARA BioSciences, Inc., ViroLogic, Inc., Apollo Acquisition Sub, Inc., a wholly-owned subsidiary of ViroLogic, and Apollo Merger Subsidiary, LLC, a wholly-owned subsidiary of ViroLogic, and approve the merger of Apollo Acquisition Sub, Inc. with and into ACLARA, with ACLARA surviving the merger as a wholly-owned subsidiary of ViroLogic and with each outstanding share of ACLARA common stock being converted into the right to receive 1.7 shares of ViroLogic common stock and 1.7 contingent value rights pursuant to the merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Election of Class I Directors.

You may withhold authority to vote for any of the following nominees simply by marking the box opposite his name which states WITHHELD.

Nominee
01 Thomas R. Baruch	FOR ☐	WITHHELD ☐

02 John D. Mendlein, J.D., Ph.D.	FOR ☐	WITHHELD ☐

3.	Ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2004.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Mark here for address change and notification ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing on behalf of a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Signature:
Date:	Date: